Credit Suisse First Boston Option exchange Martin Morrow, Partner Dan Hodgson, Senior Manager

Australian taxation implications of option exchange Income tax Capital gains tax Tax reporting and compliance issues

Australian taxation of employee share schemes - an overview Taxation treatment Grant Exercise Sale of shares acquired at exercise Tax reporting and compliance issues

Voluntary relinquishment of eligible options No election made at grant of eligible options Ordinary income recognised at cancellation Market value of new options/phantoms included in 2004 income tax return Taxed at marginal rate

Voluntary relinquishment of eligible options Election made to be taxed at grant of eligible options Capital gain/(loss?) recognised at cancellation Amount of gain/(loss) included in 2004 income tax return Tax rate 50% discount if options held more than 12 months

Grant of Phantom Shares Acquisition of intangible capital asset Cost base Market value that is included in the 2004 income tax return Tax treatment Capital asset Will be taxed when converted to shares

Grant of New Options Acquisition of intangible capital asset Cost base Market value that is included in the 2004 income tax return Tax treatment Capital asset Will be taxed when disposed of, or shares sold

Vesting of Phantoms Tax event when phantoms converted to shares Amount of gain/(loss) included in income tax return Tax rate 50% discount if phantoms held for more than 12 months

Vesting & Exercise of New Options No tax event at exercise of new option Cost base of shares acquired at exercise Amount paid plus market value amount included in 2004 tax return

Sale of the new shares Capital gains tax transaction Cost base (shares acquired from exercise of new options) Cost base (shares acquired from settlement of phantom shares)

Australian tax withholding and reporting obligations Cancellation of your existing options Issue of new options/phantom shares Vesting/exercise Sale of shares

Worked examples Exercise price of eligible option - CHF 60 Number of options - 10,000 Fair market value of CSG shares at grant - CHF 60 Exercise period - 10 years Exercise price of new options - CHF 40 Market value of new options - CHF 40 Fair market value of CSG shares at sale - CHF 50